EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Carriage Services, Inc.:
We consent to the incorporation by reference in the previously filed registration statements (No. 333-11435, 333-49053, 333-62593, and 333-136313) on Form S-8 and in the registration statement (No. 333-71902) on Form S-3 of Carriage Services, Inc. (the Company) of our reports dated March 9, 2007, with respect to the consolidated balance sheets of the Company as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows, and the related financial statement schedule for the years ended December 31, 2006, 2005 and 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of the Company. Our reports refer to a change in the method of accounting for preneed selling costs in 2005 and to the Company’s adoption of the provisions of Statements of Financial Accounting Standards No. 123R, Share-Based Payment.

/s/ KPMG LLP

Houston, Texas
March 9, 2007